Exhibit 99.1

Company Contact:	Media Contact:	Investor Contact:
Paul Schneider	David Schull	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Russo Partners, LLC	Rx Communications
858-623-5665, x125	212-845-4271	917-322-2569
pschneider@torreypinestherapeutics.com	david.schull@russopartners.com	rchiger@RxIR.com

TorreyPines Therapeutics Reports Successful End-of-Phase II Meeting with FDA for Tezampanel

LA JOLLA, CA, October 1, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that it held a successful End-of-Phase II meeting for tezampanel with the U.S. Food and Drug Administration (FDA) on September 29, 2008. Based on a review of the Phase II data, the FDA agreed that TorreyPines may initiate a Phase III program for tezampanel in acute migraine. The FDA also confirmed that the required thorough QT/QTc study for tezampanel can be conducted in parallel with the first Phase III pivotal trial. The timing for initiation of a Phase III trial is dependent on the company securing a development partner or funding for the program.

The FDA meeting follows the successful completion of a 306-patient, Phase IIb acute migraine trial that demonstrated a single 40 mg dose of tezampanel was safe, well-tolerated and effective in relieving headache pain at two hours post-dose. The Phase III clinical trial design for tezampanel will evaluate the 40 mg dose as well as a lower dose, consistent with the FDA recommendation that the lowest effective dose should be identified in the development of investigational drugs.

“We are pleased with the outcome of our meeting with the FDA and their go-ahead for a Phase III program,” said Ev Graham, acting chief executive officer of TorreyPines. “This successful milestone, the first in a series of clinical milestones we expect to meet this year, should significantly help us achieve our strategy of securing a corporate partner or other funding to continue development of tezampanel. We are also on track to report by the end of the year, data from our ongoing Phase I study of NGX426, the oral prodrug of tezampanel, in a capsaicin model of hyperalgesia, as well as a Phase II study of NGX267, our muscarinic agonist, in xerostomia secondary to Sjogren’s syndrome.”

About Tezampanel and NGX426

Tezampanel is the first AMPA/kainate-type glutamate receptor antagonist to be studied in clinical trials for chronic pain, including migraine. Glutamate receptors mediate the functioning of glutamate, an important excitatory neurotransmitter. While normal glutamate production is essential, excess glutamate production, either through injury or disease, can have a range of pathological effects. By acting at both the AMPA and kainate receptor site to competitively block the binding of glutamate, tezampanel and its oral prodrug, NGX426, have the potential to treat a number of diseases and disorders. These include migraine and other forms of chronic pain such as neuropathic pain and fibromyalgia, as well as muscle spasticity and rigidity, thrombosis and epilepsy.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates, each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity, xerostomia and cognitive disorders. The company is currently developing four product candidates: two ionotropic glutamate receptor antagonists and two muscarinic receptor agonists. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the timing for initiating a Phase III program for tezampanel in acute migraine, the potential for tezampanel and NGX426 as treatments for acute migraine and other indications, the potential for NGX426 to be analgesic, the anticipated timing of results for the NGX426 study in a model of capsaicin-induced pain, the potential for NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome, the anticipated timing of results from the study of NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome, and the ability to partner any of the company’s product candidates or programs. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of the company’s product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of the company’s product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of the company’s product candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s product development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel or NGX426 will successfully treat migraine and/or other indications for which they are developed, that NGX267 will successfully treat xerostomia secondary to Sjogren’s syndrome, that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267 or that TorreyPines will be able to reach agreement with a partner for any of the product candidates or programs on terms that are acceptable to TorreyPines. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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